Exhibit 99.1
Dana Holding Corporation Names Executive Chairman John Devine to
Additional Position of Interim CEO Upon Resignation of CEO Jim Sweetnam
MAUMEE, Ohio, November 4, 2010 — Dana Holding Corporation (NYSE: DAN) today announced that James E. Sweetnam, President and Chief Executive Officer, has resigned by mutual agreement with Dana’s Board of Directors. John M. Devine, Executive Chairman, will serve as Interim CEO while the Board conducts a search for a permanent successor. A Search Committee led by director Richard F. Wallman will conduct the search with the assistance of a leading executive search firm.
Mr. Devine has played a leadership role at Dana since 2008. In addition to serving as Executive Chairman of the Board since that time, he has also previously served as CEO. Mr. Devine has held senior executive positions during a more than 30-year career in the automobile industry, including Vice Chairman and CFO of General Motors and CFO of Ford Motor Company.
Keith E. Wandell, Lead Independent Director, said, “The Board appreciates Jim’s service to Dana. He helped lead the company through a difficult period and we thank him for his efforts. At this juncture, the Board has concluded that new leadership is appropriate to take Dana to the next level. We wish Jim well in his future endeavors.”
Mr. Wandell continued, “John Devine has been an integral part of the leadership team at Dana since 2008. He is a proven leader with deep knowledge of our company and the industry, and he has played a key role in positioning Dana for growth and delivering value to shareholders. He has guided the development of Dana’s current goals and direction, which will help to ensure continuity and progress. He is the ideal person to have at the helm during this management transition.”
Mr. Devine said, “I will continue to work closely with our Board, leadership team, and employees to drive Dana’s continuing success. As our recently reported third-quarter results attest, Dana is delivering improved financial performance and meeting the challenges of a dynamic global marketplace. I’m looking forward to closely working with the entire Dana team in the coming period.”
Mr. Sweetnam said, “Dana has an excellent team that has shown great resilience and dedication, and I am proud of what we accomplished together. I am confident that Dana is in good hands and has a bright future.”
Investor Call at 9 a.m. EDT
Dana will host an investor call at 9 a.m. EDT today. Participants may listen to the audio portion of the conference call either through audio streaming online or by telephone. To dial into the conference call, domestic locations should call 1-888-311-4590 (Conference I.D. # 23351461). International locations should call 1-706-758-0054 (Conference I.D. # 23351461). Please ask for the Dana Holding Corporation Conference Call. Phone registration will be available beginning at 8:30 a.m. EDT.

An audio recording of the call will be available after 5 p.m. To access this recording, please dial 1-800-642-1687 (U.S. or Canada) or 1-706-645-9291 (international) and enter Conference I.D. # 23351461.
About Dana Holding Corporation
Dana is a world leader in the supply of driveline products (axles and driveshafts), power technologies (sealing and thermal-management products), and genuine service parts for light and heavy manufacturers. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2009 sales of $5.2 billion. For more information, please visit: www.dana.com.
Financial Contact
Lillian Etzkorn: (419) 887-5160
Media Contact
Chuck Hartlage: (419) 887-5123
# # #

2